SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934,

as Amended

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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HEDGEPATH PHARMACEUTICALS, INC.

(Name of Registrant As Specified In Its Charter)

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HEDGEPATH PHARMACEUTICALS, INC.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

December 5, 2016

Dear Stockholders:

We are furnishing the attached Information Statement to the holders of common stock, par value $0.0001 per share (the “Common Stock”), of HedgePath Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “we,” “us,” “our” or similar terminology). The purpose of the Information Statement is to notify the Company’s stockholders that, in lieu of a meeting of the Company’s stockholders pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), and further pursuant to that certain Amended and Restated Equity Holders Agreement, dated May 15, 2015 (the “EHA”), between Mayne Pharma Ventures Pty Ltd (the “Voting Stockholder” or “Mayne Pharma”), the Company and the other parties thereto, the Voting Stockholder, as the holder of approximately 55.9% of our outstanding Common Stock as of November 22, 2016 and November 30, 2016, has taken and approved, by two written consents, actions to (i) remove Frank E. O’Donnell, Jr, M.D. as Executive Chairman of the Board of Directors and as a director of the Company, (ii) remove Samuel P. Sears, Jr. as a director of the Company, (iii) elect E. Brendan Magrab as Chairman of the Board of Directors and as a director of the Company and (iv) elect Robert D. Martin as a director of the Company (the “Actions”).

On or about November 22, 2016 and November 30, 2016, we received the two separate written consents, each in lieu of a meeting of stockholders, from the Voting Stockholder to approve the Actions. No other votes were required to adopt the Actions and none are being solicited hereunder. This Notice of Stockholder Action by Written Consent shall constitute notice to you of the Voting Stockholder taking action by written consent under Section 228 of the DGCL. The accompanying Information Statement is being provided to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Information Statement constitutes further notice to you of the Actions taken without a meeting, by less than unanimous consent of our stockholders, pursuant to Section 228 of the DGCL. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the Information Statement or the actions taken by the Voting Stockholder. No meeting of our stockholders will be held or proxies requested because we have received written consent to these matters from the Voting Stockholder, who holds a majority of the aggregate issued and outstanding shares of our voting stock.

Under Section 228 of the DGCL and the EHA, the Actions became legally effective under Delaware law at such time as we received from the Voting Stockholder the written consents taking the Actions. Under Rule 14c-2(b) of the Exchange Act, the Actions described in this Information Statement may constitute a “corporate action” under such Rule and therefore may not be effective until 20 calendar days after we have sent or given the Information Statement to our stockholders. To fulfill the requirements of Regulation 14C, we intend to distribute this Notice and Information Statement to our stockholders. The record dates for purposes of determining the number of issued and outstanding shares of voting stock, and thus voting power, were November 22, 2016 and November 30, 2016. THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Sincerely

/s/ Nicholas J. Virca
Name:	Nicholas J. Virca
Title:	President and Chief Executive Officer

HEDGEPATH PHARMACEUTICALS, INC.

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

(813) 864-2559

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This Information Statement is being furnished to the holders of common stock, par value $0.0001 per share (the “Common Stock”), of HedgePath Pharmaceuticals, Inc. (the “Company,” “we,” “us,” “our” or similar terminology) in connection with the actions taken by our majority stockholder pursuant to two written consents in lieu of a meeting of the Company’s stockholders under Section 228 of the Delaware General Corporation Law (the “DGCL”) and the provisions of that certain Amended and Restated Equity Holders Agreement, dated May 15, 2015, between Mayne Pharma Ventures Pty Ltd (the “Voting Stockholder” or “Mayne Pharma”), the Company and the other parties thereto (the “EHA”).

This Information Statement is being furnished by us to our stockholders of record as of November 22, 2016 and as of November 30, 2016 (collectively, the “Record Dates”), to inform our stockholders that on November 22, 2016 and November 30, 2016, the Voting Stockholder, as the holder of approximately 55.9% of our outstanding Common Stock as of such dates, has taken and approved, by two separate written consents, actions to (i) remove Frank E. O’Donnell, Jr, M.D. as Executive Chairman of the Board of Directors and as a director of the Company, (ii) remove Samuel P. Sears, Jr. as a director of the Company, (iii) elect E. Brendan Magrab as Chairman of the Board of Directors and as a director of the Company and (iv) elect Robert D. Martin as a director of the Company (the “Actions”).

This Information Statement is being sent to you to notify you of the Actions being taken and shall constitute notice to you of the Voting Stockholder taking action by written consent under Section 228 of the DGCL.

The ability to proceed without a special meeting of the stockholders to approve, adopt and/or ratify the Action is authorized by Section 228 of the DGCL which provides that, unless otherwise provided in our Certificate of Incorporation, actions required or permitted to be taken at a meeting of our stockholders may be taken without a meeting if a written consent that sets forth the action so taken is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Such consent shall have the same force and effect as a majority vote of the stockholders and may be stated as such in any document. Our Certificate of Incorporation does not contain any provisions contrary to the provisions of Section 228 of the DGCL. Thus, to eliminate the cost and time involved in holding a meeting, and in order to take the Actions as described in this Information Statement, the Voting Stockholder executed and delivered two written consents to us approving the Actions.

We are distributing this Information Statement to our stockholders in satisfaction of any notice requirements we may have under the DGCL and of Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement is dated as of and is first being sent or given to our stockholders of record on or about December 6, 2016.

As of the Record Dates, there were 353,412,172 shares of our Common Stock issued and outstanding and entitled to notice of and to vote on all matters presented to stockholders. We do not have any shares of preferred stock issued and outstanding. The required vote for the adoption of the Actions was a majority of the issued and outstanding shares of Common Stock. On November 22, 2016 and November 30, 2016, the Voting Stockholder, as the holder of record of approximately 55.9% of the outstanding shares of our voting stock on such dates, executed two separate written consents adopting and approving the Actions. When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228 of the DGCL requires notice of the action to those stockholders who did not vote. This Information Statement constitutes notice to you of the action by written consent as required by Section 228 of the DGCL. Because sufficient stockholder approval was obtained for the approval of the Actions, no other consents or votes will be solicited in connection with this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Recent Change in Control

The Voting Stockholder became the majority stockholder of the Company on or about November 4, 2016, upon its partial exercise of two outstanding warrants which were exercisable into shares of Common Stock. Pursuant to the warrant exercise, Mayne Pharma acquired an aggregate of 38,833,000 shares of the Common Stock at an aggregate exercise price of $2,982,875. Subsequently, on November 15, 2016, the Voting Stockholder exercise warrants to purchase an additional 9,610,902 shares of Common Stock for an aggregate exercise price of $1,000,325. As a result of its exercise of outstanding warrants, the Voting Stockholder now has direct ownership of approximately 55.9% of the Company’s outstanding voting stock and has beneficial ownership of approximately 58.6% of the Company’s voting stock (which includes shares of Common Stock subject to warrants held by Mayne Pharma that are deemed to be outstanding and beneficially owned by Mayne Pharma for purposes of calculating Mayne’s beneficial ownership percentage).

As described below in “Certain Relationships and Related Party Transactions,” there are several arrangements among the Company, the Voting Stockholder, the Company’s other significant stockholder, Hedgepath, LLC, and the Company’s President and Chief Executive Officer and its former Executive Chairman. In addition to such arrangements, Mr. Magrab, the person elected to act as Chairman of the Board, is a consultant to the Voting Stockholder. Aside from these relationships, the Company is not aware of any arrangements or understandings among the Voting Stockholder and the Company or any other Company stockholders with respect to election of directors or other matters relating to the Company. In addition, the Company is not aware of any other arrangements, including any pledge by any other person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Dissenters’ Rights of Appraisal

Under the DGCL, Company stockholders are not entitled to appraisal rights with respect to the Actions.

Proposals by Security Holders

No stockholder has requested that we include any additional proposals in this Information Statement.

Interest of Certain Persons In or Opposition to Matters to be Acted Upon

Except as described below, no director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the Actions described herein, which is not shared by all other stockholders pro-rata, and in accordance with their respective interests.

In connection with Mr. Magrab’s election, an affiliate of the Voting Stockholder has agreed to issue a certain number of ordinary shares of such affiliate to Mr. Magrab at future dates and to provide him with certain indemnification and related rights for any liability incurred by him in connection with his service with the Company.

Security Ownership of Certain Beneficial Owners and Management

As of the Record Dates, the Company had 353,412,172 shares of Common Stock issued and outstanding. Holders of Common Stock are entitled to one vote per share. The following table sets forth the beneficial ownership of the Common Stock as of the Record Dates by each person who served as a director and/or an executive officer of the Company on the Record Dates, the number of shares beneficially owned by all of the Company’s directors and executive officers as a group, and any persons who beneficially own 5% or greater of the Common Stock as of the Record Dates. The business address for each of the Company’s officers and directors is c/o HedgePath Pharmaceuticals, Inc., 324 South Hyde Park Avenue, Suite 350, Tampa, FL 33606.

Name and address of beneficial owners	Amount and nature of beneficial ownership of Common Stock	Approximate percentage of outstanding Common Stock (1)
Mayne Pharma Ventures Pty Ltd(2)	221,010,368	58.6%
Hedgepath, LLC(3)	92,377,638	25.4%
Black Robe Capital LLC(4)	92,377,638	25.4%
Hopkins Capital Group II, LLC(5)	16,560,000	4.7%
Frank E. O’Donnell, Jr., M.D.(4)	108,937,638	30.0%
Nicholas J. Virca(6)	15,041,738	4.1%
Garrison J. Hasara, CPA(7)	7,000,000	1.9%
Samuel P. Sears(8)	2,006,096	*
Stefan J. Cross(9)	600,000	*
Dr. R. Dana Ono(10)	900,000	*
W. Mark Watson, CPA(11)	2,110,000	*
E. Brendan Magrab(12)	—	—
Robert D. Martin (13)	—	—
All directors and executive officers as a group as of the Record Dates (7 persons)	135,595,472	37.6%

*	Less than 1%
(1)

Applicable percentages are based on 353,412,172 shares outstanding as of the Record Dates, except that shares underlying options or warrants that are exercisable as of the Record Dates or are exercisable within 60 days of the Record Dates are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of calculating the percentage ownership of such person (but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. This table is based upon information supplied by officers, directors, and principal stockholders and Schedule 13D(s) and 13G(s) filed with the SEC. Unless indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2)	Includes 197,506,132 shares of our Common Stock and vested but unexercised warrants to purchase an additional 23,504,236 shares of our Common Stock. The address for Mayne Pharma Ventures Pty Ltd is Level 1, 99 King Street, Melbourne Victoria 3000, Australia.
(3)	Includes 98,687,069 shares of our Common Stock and a warrant to purchase an additional 10,250,569 shares of our Common Stock. The address for HPLLC is 324 S Hyde Park Avenue, Suite 350, Tampa, Florida 33606.
(4)	The address for Black Robe Capital, LLC (“Black Robe”) is 324 S Hyde Park, Suite 350, Tampa, Florida 33606. Black Robe is the sole manager of HPLLC, and has sole voting and dispositive power over the securities held by HPLLC. Frank E. O’Donnell, Jr., MD, our former Executive Chairman, is the sole manager of Black Robe, with sole voting and dispositive power over Black Robe, and The Francis E. O’Donnell Jr. Irrevocable Trust No. 7 is the sole member of Black Robe. Pursuant to his manager role at Black Robe, Dr. O’Donnell may be considered for SEC reporting purposes the beneficial owner of any shares held by HPLLC. He disclaims ownership of any shares in HPLLC in which he does not have a pecuniary interest.
(5)	The address for Hopkins Capital Group II, LLC is 324 S Hyde Park Suite 350, Tampa, Florida 33606. As a co-manager of Hopkins Capital Group II, LLC, Dr. O’Donnell may be considered for SEC reporting purposes the beneficial owner of any shares held by Hopkins Capital Group II, LLC. He disclaims ownership of any shares in Hopkins Capital Group II, LLC in which he does not have a pecuniary interest.
(6)	Includes 15,041,738 vested but unpaid restricted stock units issued under our 2014 Equity Incentive Plan and due for payment on March 15, 2017. Mr. Virca’s address is 449 South 12th Street, Unit 1105, Tampa, Florida 33602.
(7)	Includes 7,000,000 vested but unpaid restricted stock units issued under our 2014 Equity Incentive Plan and due for payment on March 15, 2017. Mr. Hasara’s address is 16904 Melissa Ann Drive, Lutz, FL 33558.
(8)	Includes 750,000 vested but unpaid restricted stock units and 150,000 vested stock options issued under our 2014 Equity Incentive Plan and due for payment on March 15, 2017. Mr. Sears’ address is 1 Fieldstone Drive, Winchester, MA. 01890.
(9)	Includes 600,000 vested but unpaid restricted stock units issued under our 2014 Equity Incentive Plan and due for payment on March 15, 2017. Mr. Cross’ address is 503 Guilford Circle, Raleigh, NC 27608.
(10)	Includes 750,000 vested but unpaid restricted stock units and 150,000 vested stock options issued under our 2014 Equity Incentive Plan and due for payment on March 15, 2017. Dr. Ono’s address is 18 Spring Road, Concord, MA, 01742.
(11)	Includes 900,000 vested but unpaid restricted stock units and 200,000 vested stock options issued under our 2014 Equity Incentive Plan and due for payment on March 15, 2017 and vested but unexercised warrants to purchase an additional 500,000 shares of our Common Stock. Mr. Watson’s address is 275 Bayshore Blvd., #403, Tampa, FL 33606.
(12)	Mr. Magrab’s address is c/o HedgePath Pharmaceuticals, Inc., 324 S Hyde Park, Suite 350, Tampa, Florida 33606.
(13)	Mr. Martin’s address is c/o HedgePath Pharmaceuticals, Inc., 324 S Hyde Park, Suite 350, Tampa, Florida 33606.

DESCRIPTION OF STOCKHOLDER ACTIONS

Introduction

On November 22, 2016 and November 30, 2016, the Voting Stockholder, as the holder of approximately 55.9% of our outstanding Common Stock as of such dates, approved, by two separate written consents, actions to (i) remove Frank E. O’Donnell, Jr, M.D. as Executive Chairman of the Board of Directors and as a director of the Company, (ii) remove Samuel P. Sears, Jr. as a director of the Company, (iii) elect E. Brendan Magrab as Chairman of the Board of Directors and as a director of the Company and (iv) elect Robert D. Martin as a director of the Company.

Effectiveness of the Actions

Under Section 228 of the DGCL and the EHA, the Actions became legally effective under Delaware law at such time as we received from the Voting Stockholder the written consents taking the Actions. Under Rule 14c-2(b) of the Exchange Act, the Actions described in this Information Statement may constitute a “corporate action” under such Rule and therefore may not be effective until 20 calendar days after we have sent or given the Information Statement to our stockholders. To fulfill the requirements of Regulation 14C, we intend to distribute this Notice and Information Statement to our stockholders.

Purpose of Actions

The Voting Stockholder’s action was undertaken unilaterally through the exercise of its rights under the EHA and Delaware law and without the prior knowledge or agreement of the independent members of the Board of Directors. The Voting Stockholder did not provide the Board with any reasons for the Actions.

Certain Information Regarding the Newly Appointed Directors

The following is certain biographical information relating to Mr. Magrab and Mr. Martin as provided to the Company by Mr. Magrab and Mr. Martin, respectively:

E. Brendan Magrab, age 51. Since March 2013, Mr. Magrab has served as the President and CEO of Transpharmative Advisors, LLC. Mr. Magrab has more than 20 years of experience in pharmaceutical development and marketing, including formulation development, clinical development, regulatory affairs, government affairs, marketing, managed care, legal and patents. Previously, from June 2012 to February 2013, he served as the President and CEO of URL Pharma, which was sold to Sun Pharmaceuticals in 2013. From October 2004 to June 2012, he held various positions of increasing responsibility at URL Pharma, including General Counsel and Executive Vice President of Commercial Operations. Prior to joining URL Pharma, from August 2000 to September 2004, Mr. Magrab served as Vice President of Intellectual Property at Alpharma, Inc. Prior to joining Alpharma, Inc., he served as an associate at a Washington D.C law firm, as a law clerk for the U.S. Court of Appeals for the Federal Circuit, and as a Patent Examiner at the U.S. Patent and Trademark Office. Mr. Magrab received his Bachelors Degree in Biochemistry and Art History from the University of Virginia and his Juris Doctor from Georgetown University Law Center.

Robert D. Martin, age 69. Mr. Martin has over 30 years of finance and operations experience. Since 2006, Mr. Martin has been part of The Interlochen Group, LLC, a firm that provides chief financial officer personnel on a contract basis. Among other assignments, he was assigned to serve as Interim Chief Financial Officer of Tandy Brands Accessories Inc. from January 2011 to June 2011. Also, during

2015, he was a consultant/financial advisor to Intezyne Inc, a clinical stage biotechnology company. From 2004 to 2006, Mr. Martin served as President of RDMartin, LTD., a financial consulting firm, and from 2000 to 2004, Mr. Martin served as Senior Vice President and Chief Financial Officer of Russell Corporation, when it was a New York Stock Exchange listed company. Mr. Martin also previously served as divisional Chief Financial Officer of Sunbeam and in various finance roles, including divisional Chief Financial Officer, at Sara Lee Apparel. Mr. Martin earned a Masters of Business Administration from the University of North Carolina, Chapel Hill and a Bachelor’s degree in Industrial Engineering from Georgia Tech.

Vote Required

Section 228 of the DGCL required the affirmative vote of a majority of the outstanding shares of our Common Stock to approve and adopt the Actions.

Information Regarding the Removed Directors and Executive Officer

Frank E. O’Donnell, Jr., M.D., age 66, served as our Executive Chairman of the Board of Directors and a Director of our company prior to the implementation of the Actions. He has been the Chairman of the Board of BioDelivery Sciences International (NASDAQ:BDSI) since 2002, and currently serves as Executive Chairman of such company. For more than twenty years, Dr. O’Donnell has been involved with various private limited liability companies which engage in private equity and venture capital investing in disruptive technologies in healthcare, including Hedgepath, LLC. Dr. O’Donnell is qualified to serve on our Board of Directors due to his medical training and extensive experience with investing in and operating biotechnology companies. Dr. O’Donnell is a graduate of The Johns Hopkins School of Medicine and received his residency training at the Wilmer Ophthalmological Institute, Johns Hopkins Hospital. Dr. O’Donnell is a former professor and Chairman of the Department of Ophthalmology, St. Louis University School of Medicine. He is a trustee of St. Louis University.

Samuel P. Sears, Jr., age 73, served as director of our company and Chairman of the Compensation Committee prior to the implementation of the Actions. He has been a member of the Board of Directors of BioDelivery Sciences International since October 2011 (NASDAQ: BDSI). Mr. Sears has extensive experience in the biopharmaceutical, nutraceutical and biotechnology industries. Since 2006, Mr. Sears has been a partner at the law firm of Cetrulo LLP, where he currently serves as managing partner, and from 2000 to 2006, he provided private consulting and legal advisory services to start-up and early stage development companies. From 2000 to 2013, Mr. Sears served as Director, Chairman of the Audit Committee, Chairman of the Executive Committee, and Member of the Compensation Committee of Commonwealth Biotechnologies, Inc., a research and development support services company. From 1998 to 2000, Mr. Sears served as Vice Chairman and Treasurer of American Prescription Providers, Inc., a specialty pharmacy network offering prescriptions and nutraceuticals to patients with chronic diseases. From 1994 through May 1998, Mr. Sears was Chief Executive Officer and Chairman of Star Scientific, Inc. From 1968 to 1993, Mr. Sears was in private law practice. Mr. Sears is qualified to serve on our Board of Directors because of his extensive legal and business experience, including in the pharmaceutical industry. Mr. Sears is a graduate of Harvard College and Boston College Law School.

Information Regarding the Remaining Executive Officers and Directors

Nicholas J. Virca, age 70, has been our President and Chief Executive Officer since August 2013 and has been working on our business opportunity with Hedgepath, LLC since April 2012. From 2008 until April 2012, Mr. Virca served as the Chief Operating Officer for LamdaGen Corporation, a privately held company focused on monitoring assays for biopharmaceutical development and manufacturing applications, as well as high-sensitivity detection for human diagnostic biomarkers, such as oncoproteins related to cervical cancer. From 2005 to 2008, Mr. Virca was Vice President for Global Biotechnology at Pall Life Sciences where he was responsible for growth strategies and programs in the biotechnology arena, including new technology and product initiatives, joint ventures, licensing and acquisitions. He also founded the first Scientific Advisory Board for Pall’s Biopharmaceuticals Division. From 1997 to 2004, Mr. Virca was COO, and later CEO and President of Adventrx Pharmaceuticals focusing on anti-cancer drug development in human clinical trials. He was instrumental in transitioning the company from a private corporation to a listing on the American Stock Exchange. Mr. Virca held various marketing and general management positions at Damon Biotech, Promega Corporation, Nicolet Imaging Systems, Ortho Diagnostic Systems, Fisher Scientific, Waters, Ross Laboratories and Pfizer Diagnostics. Mr. Virca currently serves on the board of Panoptix Events and on the Life Sciences Advisory Board of Entegris, Inc. He previously served on the boards of Adventrx Pharmaceuticals between 2001 and 2004, and Diametrix Detectors between 1991 and 1997. He earned a bachelor’s degree in Biology from Youngstown State University, is the co-inventor of packaging technology for enzyme research reagents, as well as co-inventor of therapy using itraconazole for treatment of cancer, and is a member of numerous biotechnology organizations for which he has been a speaker and organizer over the last two decades.

Garrison J. Hasara, CPA, age 47, has been our Chief Financial Officer and Treasurer since September 2013. From January 2011 to September 2013, he was the Acting Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of Accentia Biopharmaceuticals, Inc., or Accentia, a biotechnology company focused on discovering, developing and commercializing innovative therapies that address the unmet medical needs of patients by utilizing therapeutic clinical products. He also served as Accentia’s Controller, a position that he held since June 2005. From November 2003 to June 2005, Mr. Hasara served as Accentia’s Compliance Specialist. Prior to that time, from 2000 to 2003, Mr. Hasara was the Chief Financial Officer of Automotive Service Centers, Inc., a franchisee of Midas, Inc. In addition, from 1996 to 1999, Mr. Hasara served in various accounting roles at KForce Inc., a publicly traded staffing services company. Mr. Hasara has been a licensed Certified Public Accountant since 1993 and received his B.S. from the University of South Florida in 1991.

W. Mark Watson, CPA, age 66, is a director of our company and Chairman of the Audit Committee. Mr. Watson is a Certified Public Accountant with over 40 years of experience in public accounting and auditing, having spent his entire career from January 1973 to June 2013 at Deloitte Touche Tohmatsu and its predecessor, most recently as Central Florida Marketplace Leader. Among other industries, he has a particular expertise in the health and life sciences sector, having played a significant role in the development of Deloitte’s audit approach for health and life sciences companies and leading its national healthcare regulatory and compliance practice. He has served as lead audit partner and advisory partner on the accounts of many public companies ranging from middle market firms to Fortune 500 enterprises. Mr. Watson is a member of American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Watson is qualified to serve on our Board of Directors due to his expertise in public accounting and his experience with pharmaceutical companies. He received his undergraduate degree in Accounting from Marquette University.

Stefan J. Cross, age 44, is a director of our company was the initial appointee of Mayne Pharma to our Board of Directors. Since November 2013, Mr. Cross has served as the President of the U.S. subsidiaries of Mayne Pharma Group Limited (ASX: MYX). Mr. Cross has more than 20 years of experience in the pharmaceutical industry. Prior to his current appointment as President, he served since 2012 as the Vice President, Business and Corporate Development of Mayne Pharma’s non-U.S. operations, where he was responsible for all in-licensing and out-licensing programs and research and development partnerships. Prior to joining Mayne Pharma, Mr. Cross was, from 2007 to 2012, Head of Marketing (Asia Pacific) for Hospira Inc., a leading global provider of pharmaceuticals and medical devices, where he was responsible for expansion of the new product portfolio and on-market product growth across all markets in the region. Prior to Hospira, Mr. Cross spent most of the period from 1991 to 2007 working in the pharmaceutical sector in the areas of strategy, business development/mergers and acquisitions, sales and marketing, human resources, finance and information technology. Mr. Cross is qualified to serve on our Board of Directors because of his extensive business experience in the pharmaceutical industry. Mr. Cross holds a Masters in Business in Administration from Swinburne University of Technology, Australia, and a degree in Business Information Systems from the University of South Australia.

Dr. R. Dana Ono, age 63, is a director of our company and Chairman of the Nominating and Governance Committee. Dr. Ono is a co-founder of, and since 2000 has been associated with, the VIMAC Milestone Medica Fund LP, a Boston-based early-stage life sciences fund co-sponsored by VIMAC Ventures LLC and RBC Technology Ventures, Inc. Dr. Ono has over 30 years of experience in managing public and private life science companies, including, from 1995 to 2000, serving as President and Chief Executive Officer of IntraImmune Therapies, Inc., which was sold to Abgenix, Inc. in 2000. Presently, Dr. Ono is an executive-in-residence at several universities in the United States advising their licensing offices in spin-outs and new company formation from promising technologies. Throughout his career, he has been engaged in the strategic planning, product management, technology acquisition, and commercial development of life science start-ups and has been involved in a number of pioneering milestones in biotechnology. He has founded several biotech companies in the U.S., including in the areas of drug discovery and development, nutraceuticals and cosmeceuticals. He is a founding director of the Massachusetts Biotechnology Council, Inc. and served on the Board of Trustees of the Marine Biological Laboratory in Woods Hole, Massachusetts. Dr. Ono is qualified to serve on our Board of Directors because of his medical and business expertise, particularly in the pharmaceutical industry. Dr. Ono received his AB in Earth & Planetary Sciences from The Johns Hopkins University and his AM and PhD in Biology from Harvard University, where he also completed a program in business administration.

There are no family relationships between any of our directors or executive officers.

Board Committees and Director Independence

Director Independence

We have determined that Dr. R. Dana Ono, and W. Mark Watson are “independent” as defined by applicable rules and regulations. Based on information provided to us by Mr. Martin, we believe that Mr. Martin will be an “independent director” as defined by applicable rules and regulations. Accordingly, a majority of our Board of Directors will be independent.

Board Committees

Our Board of Directors has established three standing committees — Audit, Compensation, and Nominating and Corporate Governance. All standing committees operate under a charter that has been approved by our Board of Directors. The disclosure below sets forth the composition of our board committees prior to the Actions. Our Board of Directors will reevaluate in due course the composition of its committees in light of the new directors.

Audit Committee

Our Board of Directors has an Audit Committee, composed of W. Mark Watson and Stefan J. Cross, with one pending vacancy as a result of the departure of Mr. Sears. Mr. Watson is an independent director as defined in accordance with section Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market. Mr. Watson serves as chairman of the committee. Our Board of Directors has determined that Mr. Watson is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which is reviewed annually) and performs several functions. The Audit Committee:

•	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engages such independent auditor;

•	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approves in advance any non-audit service and fees therefor to be provided by the independent auditor;

•	reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

•	oversees all aspects of our systems of internal accounting and financial reporting control and corporate governance functions on behalf of the board; and

•	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the board, including compliance with requirements of Sarbanes-Oxley and makes recommendations to the Board of Directors regarding corporate governance issues and policy decisions.

Nominating and Corporate Governance Committee

Our Board of Directors has a Nominating and Corporate Governance Committee composed of Dr. R. Dana Ono, Stefan Cross and W. Mark Watson. Dr. Ono serves as the chairman of the committee. The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board of Directors for consideration. The Nominating and Corporate Governance Committee has a charter which is reviewed annually. Dr. Ono and Mr. Watson are independent directors in accordance with the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee will consider director nominees recommended by security holders.

Compensation Committee

Our Board of Directors also has a Compensation Committee, which reviews or recommends the compensation arrangements for our management and employees and also assists the Board of Directors in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter (which will be reviewed annually) and is composed of three members: Stefan J. Cross and Dr. R. Dana Ono, with one pending vacancy as a result of the departure of Mr. Sears. The chairman of this committee will be determined by the committee in due course when the committee is comprised of three members. Dr. Ono is independent in accordance with rules of the NASDAQ Stock Market.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year 2015, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons.

Code of Business Conduct and Ethics and Insider Trading Policy

We have adopted a formal code of ethics that applies to our directors and principal executives and financial officers or persons performing similar functions. A copy of our Code of Ethical Conduct can be found on our website under “Investors” at http://www.hedgepathpharma.com/. A copy of our code of ethics is also available in print, without charge, upon written request to our company at 324 S Hyde Park Ave #350, Tampa, FL 33606 Attn: Garrison J. Hasara, CPA.

Executive Compensation

The following table sets forth all compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2015 and 2014. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2015.

Name and principal position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)			Total ($)
Nicholas J. Virca President and Chief Executive Officer (1)	2015 2014	$ $	150,000 136,250	— —	$	— 2,557,095	— —	— —	— —	$ $	10,009 1,886	(2) (2)	$ $	160,009 2,695,231

Garrison J. Hasara, CPA Chief Financial Officer and Treasurer (3)	2015 2014	$ $	135,000 135,000	— —	$	— 980,000	— —	— —	— —	$ $	13,234 10,964	(4) (4)	$ $	148,234 1,125,964

(1)	Nicholas J. Virca was hired as President and Chief Executive Officer on August 1, 2013.
(2)	Includes: $10,009 and $1,886 of health insurance premiums paid in 2015 and 2014, respectively.
(3)	Garrison J. Hasara was hired as Chief Financial Officer and Treasurer on August 1, 2013.
(4)	Includes: $13,234 and $10,964 of health insurance premiums paid in 2015 and 2014, respectively.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Except as set forth below, we currently have no written employment agreements with any of our officers, directors, or key employees.

Nicholas J. Virca, President and Chief Executive Officer - On June 24, 2014, Nicholas J. Virca entered into an employment agreement with us. Pursuant to his employment agreement, Mr. Virca will act as our President and Chief Executive Officer for a term of three (3) years from the effective date of the agreement. At the end of the three year term, the agreement will automatically renew for successive one year terms unless prior written notice is received from either party within 60 days prior to the end of the particular term. Mr. Virca will earn a base salary of $150,000 per year for services rendered. Such base salary will automatically increase to $250,000 per year upon achievement of certain funding goals as described in the employment agreement. Mr. Virca is also eligible for a bonus in cash or in kind of up to 50% of his base salary based upon his achievement of certain goals as established by our board of directors or a committee of the board of directors. In addition, in July 2014, Mr. Virca was awarded 15,041,738 restricted stock units from the 2014 Equity Incentive Plan, or the EIP, subsequently approved by our majority stockholders. Such restricted stock units are vested but unpaid. Payment is due on March 15, 2017.

Mr. Virca’s employment agreement may be terminated with or without cause by us or for or without good reason by Mr. Virca. In the event that the employment agreement is terminated for cause by us or without good reason by Mr. Virca, Mr. Virca is entitled to receive all accrued but unpaid salary and bonus amounts. In the event that the employment agreement is terminated without cause by us or for good reason by Mr. Virca, Mr. Virca is entitled to all accrued but unpaid salary and bonus amounts plus a cash payment equal to six months of Mr. Virca’s base salary, provided that such payment will equal twelve months of Mr. Virca’s base salary if we have reached certain milestones. In the event that the employment agreement is terminated for good reason by Mr. Virca following a change of control, Mr. Virca is entitled to all accrued but unpaid salary and bonus amounts plus a cash payment equal to twelve months of Mr. Virca’s base salary, provided that such payment will equal eighteen months of Mr. Virca’s base salary if we have reached certain performance milestones. The employment agreement is also terminable upon death and disability and upon the terms as described in the EHA between Hedgepath, LLC and Mayne Pharma described under “Certain Relationships and Related Party Transactions.” Mr. Virca may not compete against us or solicit employees or customers from us for a period of one (1) year after termination of his employment for any reason as described in his employment agreement.

On May 15, 2015, as a condition of closing of a Securities Purchase Agreement, dated May 15, 2015, between us and Mayne Pharma, Mr. Virca entered into the first amendment to employment agreement amends the terms of his employment agreement principally to redefine Mr. Virca’s responsibilities in his present role with our company, including that Mr. Virca will report both to the board of directors and the JDC, remove a provision from the employment agreement requiring an automatic increase of Mr. Virca’s base salary to $250,000 per year upon achievement of certain funding goals and otherwise update the employment agreement in consideration of the EHA. All other terms of the employment agreement remain in full force and effect. On June 28, 2016, the Board approved a salary increase to $225,000 per year effective July 1, 2016 for Mr. Virca.

Garrison J. Hasara, Chief Financial Officer and Treasurer - On September 4, 2014, we and Garrison Hasara, our Chief Financial Officer and Treasurer, entered into an employment agreement to memorialize the terms under which Mr. Hasara will continue to serve in such capacity. The employment agreement has a term through December 31, 2017. For services rendered, Mr. Hasara is entitled to cash compensation of $135,000 per year, increasing to $180,000 per year upon closing on a follow-on public offering. Mr. Hasara is further entitled to an annual bonus in cash or in securities of our company of up to 50% of Mr. Hasara’s annual fee beginning with fiscal year 2015. However, no bonuses were awarded for 2015. On June 28, 2016, the Board approved a salary increase to $200,000 per year. In addition, Mr. Hasara was awarded 7,000,000 restricted stock units from the EIP, subsequently approved by our majority stockholders. All of the restricted stock units are vested but unpaid. Payment is due on March 15, 2017.

Mr. Hasara’s employment agreement may be terminated with or without cause by us or for or without good reason by Mr. Hasara. In the event that the employment agreement is terminated for cause by us or without good reason by Mr. Hasara, Mr. Hasara is entitled to receive all accrued but unpaid salary and bonus amounts. In the event that the employment agreement is terminated without cause by us or for good reason by Mr. Hasara, Mr. Hasara is entitled to all accrued but unpaid salary and bonus amounts plus a cash payment equal to six months of Mr. Hasara’s base salary, provided that such payment will equal twelve months of Mr. Hasara’s base salary if we have reached certain milestones. In the event that the employment agreement is terminated for good reason by Mr. Hasara following a change of control, Mr. Hasara is entitled to all accrued but unpaid salary and bonus amounts plus a cash payment equal to twelve months of Mr. Hasara’s base salary. The employment agreement is also terminable upon death and disability. Mr. Hasara may not compete against us or solicit employees or customers from us for a period of one (1) year after termination of his employment for any reason as described in his employment agreement.

Outstanding equity awards

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our named executive officers, as of December 31, 2015:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not vested ($)
Nicholas J. Virca	—	—	—	—	—	—	—	15,041,738	(1)	$1,955,426
Garrison J. Hasara, CPA	—	—	—	—	—	—	—	7,000,000	(2)	$910,000

(1)	Includes unvested stock awards consist of Restricted Stock Units which are rights to acquire shares of our common stock. Mr. Virca’s 15,041,738 Restricted Stock Units vested but are unpaid. Payment is due on March 15, 2017.
(2)	Includes unvested stock awards consist of Restricted Stock Units which are rights to acquire shares of our common stock. Mr. Hasara’s 7,000,000 Restricted Stock Units vested but are unpaid. Payment is due on March 15, 2017.

2014 Equity Incentive Plan

In July 2014, our board of directors adopted our 2014 Equity Incentive Plan. On September 30, 2014, the EIP was approved by the majority of stockholders pending delivery of required notice to all company stockholders. The EIP is comprised of 32,583,475 shares of our common stock (ranking pari passu with our issued and outstanding common stock) to be available in the form of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, performance awards and other customary equity incentives.

The purpose of our EIP is to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial achievements. The EIP will be administered by the compensation committee of our board of directors or by the full board of directors, which may determine, among other things, (a) the persons who are to receive awards, (b) the type or types of awards to be granted to such persons, (c) the number of shares of common stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with the awards, (d) the terms and conditions of any awards, (e) whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares of common stock, other securities, other awards or other property, or canceled, forfeited, or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited, or suspended, (f) whether, to what extent, and under what circumstances the delivery of cash, shares of common stock, other securities, other awards or other property and other amounts payable with respect to an award, (g) interpret, administer, reconcile any inconsistency in, settle any controversy regarding, correct any defect in and/or complete any omission in the EIP and any instrument or agreement relating to, or award granted under, the EIP, (h) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the compensation committee deems appropriate for the proper administration of the EIP, (i) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and (j) make any other determination and take any other action that the compensation committee deems necessary or desirable for the administration of the EIP.

The EIP provides that in the event of a change of control event, (i) all of the then outstanding options and stock appreciation rights granted pursuant to the EIP will immediately vest and become immediately exercisable as of a time prior to the change in control, (ii) any performance goal restrictions related to an award will expire as of a time prior to the change in control and (iii) any performance periods that relating to an award which have not yet expired on the date the change in control occurs will end on such date, and the compensation committee will (a) determine the extent to which performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (b) cause the relevant participant to receive partial or full payment of awards for each such performance period based upon the compensation committee’s determination of the degree of attainment of the performance goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the compensation committee.

In addition, subject to the EHA, our Board of Directors may amend our EIP at any time. However, without stockholder approval, our EIP may not be amended in a manner that would:

•	increase the number of shares that may be issued under our EIP;

•	materially modify the requirements for eligibility for participation in our EIP;

•	materially increase the benefits to participants provided by our EIP; or

•	otherwise disqualify our EIP for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Awards previously granted under our EIP may not be impaired or affected by any amendment of our EIP, without the consent of the affected grantees.

Option Exercises and Stock Vested

There were no options exercised by the executive officers during the years ended December 31, 2015 or 2014.

Pension Benefits and Non-qualified Deferred Compensation

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our company’s best interest. None of our employees participate in or have account balances in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified compensation benefits in the future if it determines that doing so is in our company’s best interest.

Compensation of Directors

The following table summarizes the compensation of our directors for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frank E. O’Donnell, Jr., MD	$43,200	(2)	$—	—	—	—	$—	$43,200
Stefan J. Cross	$—		$33,000	—	—	—	$—	$33,000
Dr. R. Dana Ono	$—		$33,000	—	—	—	$—	$33,000
Samuel P. Sears, Jr.	$—		$33,000	—	—	—	$—	$33,000
W. Mark Watson, CPA	$—		$44,000	—	—	—	$—	$44,000

(1)	Each Director that is not the Executive Chairman received 300,000 Restricted Stock Units issued under the 2014 Equity Incentive Plan which will vest on the earlier to occur of September 5, 2017 or the receipt of written notice of approval of an NDA by us for SUBA-Itraconazole by the relevant regulatory authority. Mr. Watson received an additional 100,000 Restricted Stock Units with the same vesting terms under the 2014 Equity Incentive Plan for his role as Chairman of the Audit Committee. All such Restricted Stock Units have subsequently vested but remain unpaid.
(2)	Compensation for serving as Executive Chairman.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Hedgepath, LLC

August 2013 Contribution Agreement

As part of our bankruptcy reorganization plan, on August 13, 2013, we entered into the Contribution Agreement with Hedgepath, LLC, one of our principal stockholders, pursuant to which we acquired certain assets related to our current business, and Hedgepath, LLC was issued the Series A Preferred Stock representing a 90% equity voting interest in our company. Hedgepath, LLC is a private company. BlackRobe Capital LLC, an entity managed by our former Executive Chairman, Dr. O’Donnell, is also the manager of Hedgepath, LLC. Effectively, Dr. O’Donnell controls Hedgepath, LLC.

June 2014 Purchase Agreement

On the June 24, 2014 as a condition to the that certain Securities Purchase Agreement, dated June 24, 2014, between us and Mayne Pharma (the “Mayne Purchase Agreement”), we entered into a Stock Purchase Agreement with Hedgepath, LLC. Pursuant to such agreement, Hedgepath, LLC purchased 20,000,000 shares of our common stock at a purchase price of $0.075 per share for an aggregate purchase price of $1,500,000.

Debt Forgiveness Agreement

On June 24, 2014, as a condition of closing of the Mayne Purchase Agreement, we entered into a Debt Forgiveness Agreement with Hedgepath, LLC pursuant to which Hedgepath, LLC waived, canceled and forgave payment from us of an aggregate of $639,767 of indebtedness previously advanced by Hedgepath, LLC to us in exchange for 2,530,237 shares of common stock, 71,635.981 shares of Series A Preferred Stock and a warrant to purchase 10,250,569 shares of common stock. The shares of Series A Preferred Stock converted into 82,156,842 shares of common stock on August 14, 2014. The warrant may be exercised by Hedgepath, LLC at an exercise price of $0.0878 per share at any time, from time to time, by Hedgepath, LLC prior to expiration on June 24, 2019.

Equity Holders Agreement

On June 24, 2014, in fulfillment of one of the conditions of the Mayne Purchase Agreement, we, Mayne Pharma, Hedgepath, LLC, Dr. O’Donnell and Mr. Virca (who for these purposes we refer to together as the Equity Holder Parties) entered into an Equity Holders Agreement. On May 15, 2015, as a condition of the 2015 Mayne Purchase Agreement, the Equity Holder Parties entered into the Amended and Restated Equity Holders Agreement. On December 17, 2015, the Equity Holder Parties entered into Amendment No. 1 to Amended and Restated Equity Holders’ Agreement. The Equity Holders Agreement governs the rights and obligations of each of the parties as they pertain to our securities and to the present and future governance of our company. Pursuant to the Equity Holders Agreement:

•	Mayne Pharma agreed that while the Equity Holders Agreement remains in effect, Mayne Pharma will not act in concert as part of a “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) with any other person or persons to own or control more than fifty percent (50%) of the outstanding common stock;

•	Mayne Pharma and its affiliates have been granted a right of first refusal to purchase a pro rata share of any new securities issued by us, such pro rata share to be determined based upon the number of shares of common stock held by Mayne Pharma on a fully diluted basis as compared to the number of shares of common stock outstanding immediately prior to the offering of the new securities on a fully diluted basis;

•	Mr. Virca agreed to lock-up his equity securities of our company until the earlier of: (i) September 3, 2016, (ii) the receipt of written notice of acceptance for the filing of an NDA for the product licensed to us by Mayne Pharma, or, (iii) to the extent provided in an applicable award agreement, upon his death or disability;

•	For as long as either Hedgepath, LLC or Mayne Pharma own more than forty percent (40%) of our common stock on a fully-diluted basis, without the approval of either or both of Hedgepath, LLC and Mayne Pharma, as applicable, we shall not increase the number of shares authorized under the EIP, amend the EIP, adopt a new stock grant plan or issue, grant or award more than 5,000,000 shares of common stock under the EIP in the aggregate (in addition to previous EIP grants);

•	The Equity Holder Parties agreed that all awards included in the initial issuance of securities from the EIP are subject to restriction on exercise until the earlier of: (i) September 3, 2016 or (ii) the receipt of written notice of acceptance for the filing of a New Drug Application for the product licensed to us by Mayne Pharma, provided that any awards granted after June 24, 2014 are not subject to this restriction;

•	Mayne Pharma has the right to designate one director to our board of directors and to designate a second director if the size of the board is increased to seven directors until the earlier to occur of: (i) the date that the Supply and License Agreement is terminated or expires, or (ii) the date on which the Mayne Pharma or its affiliates ceases to own ten percent (10%) or more of the issued and outstanding common stock on a fully diluted basis (which we call the Voting Rights Termination Date);

•	The Equity Holder Parties agree that, for as long as Mayne Pharma has the right to designate a director to our board of directors, all of the Equity Holder Parties will vote their shares in favor of appointing the Mayne Pharma candidate to the board;

•	The Equity Holder Parties agree not to increase or decrease the size of our board of directors except with the unanimous consent of the board until the Voting Rights Termination Date;

•	Until the Voting Rights Termination Date, the Equity Holder Parties agree that any replacement or removal of Mr. Virca requires the unanimous approval of the board of directors and any replacement or removal of Dr. O’Donnell requires the approval of all of the members of the board of directors except for Dr. O’Donnell. Notwithstanding the foregoing, Mr. Virca and Dr. O’Donnell may be removed without unanimous approval of the board of directors upon the occurrence of the Majority Holder Condition (described below), or Material Breach Condition (described below);

•	The Equity Holder Parties agree to use diligent good faith efforts to ensure that the board of directors continues to consist of a majority of “Independent Directors” (as defined in the Equity Holders Agreement) until such time as (i) a single stockholder (not acting as part of a “group”) of our company owns greater than ninety percent (90%) of our common stock or (ii) only for so long as Mayne Pharma holds at least forty percent (40%) of our outstanding common stock, there is a material breach of any document relating to the transactions by and among the Equity Holder Parties on May 15, 2015 other than by Mayne Pharma, and Mayne Pharma has not otherwise nominated, designated, elected or appointed a majority of the directors on our board of directors (we collectively refer to this breach as the Material Breach Condition);

•	The Equity Holder Parties agree to vote for our board of directors in its current composition (unless mutually agreed upon by Mayne Pharma and Hedgepath, LLC) until such time as (i) either Mayne Pharma or Hedgepath, LLC, alone, and not in concert as part of a “group,” own a majority of our outstanding shares of common stock (we refer to this condition as the Majority Holder Condition), and (ii) upon the occurrence of a Material Breach Condition. Upon the occurrence of the Majority Holder Condition, the majority holder or Mayne Pharma, respectively, may remove any current director and appoint a new director as long as our board of directors continues to consist of a majority of Independent Directors. Upon the occurrence of the Material Breach Condition, the requirement that the board of directors consist of a majority of Independent Directors will cease and Mayne Pharma will have the right to remove any current director and appoint a new director. Mayne Pharma may remove current directors and appoint new directors by written consent or by calling a meeting in accordance with our Bylaws, as amended; and

•	Mayne Pharma was granted a right of first refusal to purchase any shares of our common stock being transferred or sold by the individual account of Dr. O’Donnell or Mr. Virca except for certain exempt transfers as described in the Equity Holders Agreement.

In November 2016, as a result of Mayne Pharma’s partial exercise of two outstanding common stock warrants, the Majority Holder Condition was achieved, and the foregoing description of the terms of the EHA should be read in light of this fact.

In addition to the foregoing, pursuant to the Equity Holders Agreement, the Equity Holder Parties agreed that we would seek to (i) close on one or more registered or unregistered equity, debt or equity-linked financings in which we receive aggregate net proceeds of at least $5,000,000 or (ii) enter into a license, development, commercialization or similar agreement relating to our product, provided that we receive a net upfront payment of at least $5,000,000 in connection with such agreement and that such agreement will be subject to the approval of Mayne Pharma (collectively, we refer to this goal as the Performance Goal) on or before May 31, 2016 (we refer to this date as the Performance Goal Date). Under the Equity Holders Agreement, all previously required performance goals as set forth in the original Equity Holders Agreement have been removed and replaced solely with the Performance Goal. On May 25, 2016, with the closing of the 2016 Private Placement, we met the Performance Goal.

The Equity Holders Agreement terminates (i) if we receive an adjudication of bankruptcy, we execute an assignment for the benefit of creditors, a receiver is appointed for us or we are voluntarily or involuntarily dissolved or (ii) if we, Hedgepath, LLC and Mayne Pharma expressly agree in writing. Additionally, certain limited provisions of the Amended and Restated Equity Holders Agreement terminate at such time as the Mayne Pharma and its affiliates collectively own less than ten percent (10%) of our common stock on a fully diluted basis. In connection with their entry into the Equity Holders Agreement, the Equity Holder Parties agreed to waive, among other things, certain specified prior breaches by us of our obligations under the Amended and Restated Equity Holders Agreement entered into in June 2014.

Mayne Pharma

Second Amended and Restated License and Supply Agreement

Pursuant to our Supply and License Agreement with Mayne Pharma, which was originally entered into on September 3, 2013, amended and restated on June 24, 2014 and amended and restated on May 15,

2015 and amended on November 22, 2016, Mayne Pharma is obligated to: (i) supply us with its patented formulation of SUBA-Itraconazole in a particular dose formulation for the treatment of human patients with cancer via oral administration (with the initial areas of investigation being prostate, lung and skin cancer) in the United States, (ii) provide us with an exclusive license to perform specified development activities and to commercialize SUBA-Itraconazole for the treatment of cancer via oral administration in the United States and (iii) participate in a joint development committee (the “JDC”) with us to clinically develop SUBA-Itraconazole for the treatment of cancer in the United States. Mayne Pharma will also provide certain services to us (in accordance with the development plan and budget for our product) including to direct clinical programming (subject to the oversight and approval by the JDC and, in certain circumstances, the board of directors), and to direct the regulatory approval process and intellectual property strategy related to the product. Any services provided to us by Mayne Pharma in this regard will be provided at Mayne Pharma’s expense (other than third party costs agreed to by us and Mayne Pharma), and such services will be subject to our prior approval. The Supply and License Agreement may be terminated by Mayne Pharma if we fail to achieve regulatory approval to commercialize SUBA-Itraconazole in the U.S. by December 31, 2018, if we breach any provision of our Equity Holders Agreement or purchase agreements with Mayne Pharma, if we materially breach the Supply and License Agreement and do not cure such breach within a specified time period, or if either party files for bankruptcy or insolvency proceedings.

On June 24, 2014 and again on May 15, 2015, we and Mayne Pharma, along with Nicholas J. Virca, our President and Chief Executive Officer, Frank E. O’Donnell, Jr., M.D., our former Executive Chairman, and Hedgepath, LLC consummated a series of related transactions to fulfill certain conditions of the original Supply and License Agreement and Amended and Restated Supply and License Agreements, respectively. In connection therewith, we and Mayne Pharma entered into the Second Amended and Restated Supply and License Agreement.

Securities Purchase Agreements with Mayne Pharma

On June 24, 2014, in fulfillment of one of the conditions under the original Supply and License Agreement, we entered into the Mayne Purchase Agreement. Pursuant to the terms of the Mayne Purchase Agreement, we issued to Mayne Pharma (i) 258,363.280 shares of our Series A Preferred Stock, and (ii) a warrant to purchase 10,250,569 shares of our common stock. The shares of Series A Preferred Stock converted into 87,843,897 shares of common stock on August 14, 2014. Such warrant has an exercise price of $0.0878 per share and may be exercised at any time, from time to time, by Mayne Pharma prior to the expiration on June 24, 2019.

On May 15, 2015, we entered into the 2015 Mayne Purchase Agreement pursuant to which we issued to Mayne Pharma (i) 33,333,333 shares of our common stock and (ii) a warrant to purchase 33,333,333 shares of our common stock. Such warrant has an exercise price of $0.075 per share and may be exercised at any time, from time to time, by Mayne Pharma prior to the expiration on May 15, 2020.

On May 25, 2016, in connection with the 2016 Private Placement, we entered into a purchase agreement with Mayne Pharma. For more information regarding this offering, see “Selling Stockholders.”

Executive Chairman

On June 24, 2014, Frank E. O’Donnell, Jr., M.D. entered into an Executive Chairman Agreement with us to memorialize the terms under which Dr. O’Donnell served in such capacity and as a director of our company. The First Amendment to the Executive Chairman Agreement was entered into on May 15, 2015. The term of the Executive Chairman Agreement continued until the effectiveness of the Actions related to Dr. O’Donnell’s removal from our Board of Directors. For services rendered as Executive

Chairman, Dr. O’Donnell was entitled to cash compensation of $43,200 per year, increasing to $72,000 per year upon achievement of the certain funding goals. Dr. O’Donnell was further entitled to an annual bonus in cash or in securities of our company of up to 50% of Dr. O’Donnell’s annual fee. On June 28, 2016, the Board approved an increase to Dr. O’Donnell’s annual cash compensation to $112,500 effective July 1, 2016. Dr. O’Donnell may not compete against us or solicit employees or customers from us for a period of one year after termination of the Executive Chairman Agreement as described in further detail in the same.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and any reports prior to or subsequent to that date. These reports and other information filed by the Company with the SEC may be inspected and are available for copying at the public reference facilities maintained at the SEC at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the SEC are also available to the public from the SEC’s website, http://www.sec.gov. The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other reports filed under the Exchange Act, are also available to any stockholder at no cost upon request to: 324 S. Hyde Park Avenue, Ste. 350, Tampa, Florida 33606.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Company at 324 S. Hyde Park Avenue, Ste. 350, Tampa, Florida 33606, Attn: Nicholas J. Virca. Mr. Virca will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Delivery of Documents To Security Holders Sharing An Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 324 S. Hyde Park Avenue, Ste. 350, Tampa, Florida 33606. If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.